UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 21, 2014

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17750 S.E. 6th Way

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2014, Nautilus, Inc., a Washington corporation (“Nautilus” or the “Company”), announced the appointment of Sidharth (Sid) Nayar, 53, as the Company’s Chief Financial Officer. Mr. Nayar joined the Company on February 10, 2014 as its Senior Vice President-Finance, and his appointment as Chief Financial Officer will become effective following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Mr. Nayar joins Nautilus from Congoleum Corporation, where he most recently served as Chief Financial Officer. Congoleum is a manufacturer of residential and commercial flooring products and was publicly traded from 1995 until completion of a private restructuring in 2010. Mr. Nayar joined Congoleum in 1986 and held increasingly senior accounting and finance positions, including Senior Vice President, Finance and Chief Financial Officer since 1999. Mr. Nayar received a BSc in economics from the London School of Economics, and an MBA in finance from Rutgers University.

In connection with his appointment, the Company and Mr. Nayar entered into an Employment Agreement effective as of February 21, 2014 (the “Agreement”). Mr. Nayar’s initial base salary under the Agreement is $260,000 annually. He will be eligible for a bonus equal to 50% of his base salary earned in the applicable year based on achievement of corporate and individual performance goals, with potential for a bonus in excess of such target for superior performance. The Agreement also provides that Mr. Nayar will receive an award of 15,000 performance stock units under the Company’s 2005 Long Term Incentive Plan. The performance stock units will vest based on achievement of goals established for operating income and revenue growth over a three-year performance period. The number of shares vested following conclusion of the performance period will be determined based on the level at which the goals are achieved. The number of shares vesting can range from 60% of the performance unit awards if minimum thresholds are achieved to a maximum of 150%. Mr. Nayar will also receive an award of restricted stock units entitling him to receive shares of Nautilus common stock on the one, two and three year anniversaries of the vesting commencement date for the award. The number of shares issuable on each annual vesting date will be determined by dividing $33,333 by the average daily closing price of the Company’s common stock during the vesting period.

The Agreement also entitles Mr. Nayar to receive a sign-on bonus of $90,000 payable upon commencement of his employment, but subject to ratable claw-back should Mr. Nayar resign from the Company prior to the first anniversary of his employment. Mr. Nayar is also eligible for certain relocation benefits, including reimbursement of moving and travel expenses associated with Mr. Nayar and his family’s relocation to the Vancouver, Washington, area.

Either party may terminate the Agreement at any time for any reason, provided, however, if the Company terminates Mr. Nayar’s employment without cause, then Mr. Nayar will be entitled to receive certain severance benefits, including cash severance payable monthly for a period of six months and continuation of the company-paid portion of medical and dental coverages during such six-month period. The amount of cash severance payable will equal the average monthly salary compensation received by Mr. Nayar in the twelve months prior to the date of termination.

The foregoing description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

February 21, 2014	By:	/s/ Bruce M. Cazenave
(Date)		Bruce M. Cazenave
Chief Executive Officer

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